Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated August 3, 2012 (“Employment Agreement”), by and between MKS Instruments, Inc., a Massachusetts Corporation (the “Corporation”), and Seth Bagshaw of Boxford, MA (the “Employee”).

WHEREAS, the Corporation and the Employee desire to provide for the employment of the Employee by the Corporation:

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Corporation and the Employee hereby agree as follows:

(1) Term of Employment:

(a) The Corporation hereby employs the Employee, and the Employee hereby accepts employment with the Corporation, for a period commencing as of August 3, 2012 continuing thereafter until terminated as provided in this Section (1) or Section (5).

(b) The Corporation may terminate Employee’s employment at any time for any reason, or no reason, by notifying Employee of such termination. The employment of the Employee under this Employment Agreement shall terminate thirty (30) days after the date of such notice; provided, however, that the employment of the Employee under this Employment Agreement is subject to prior termination as hereinafter provided in Section (5)(b) and (c). Notwithstanding the above, the Corporation shall be entitled, at its sole discretion, to waive its obligation to continue active employment of the Employee during the 30 day notice period. In the event the Corporation elects at any time to waive its obligation to continue active employment of the Employee during the 30 day notice period, the Corporation shall continue to pay the Employee his customary Base Salary (as defined in Section (4)) and will reimburse Employee for the premiums (if any) he pays for continuation of life insurance should he elect to exercise the conversion feature (if any) of the Corporation’s group life policy then in effect and for the premiums ( if any ) for the continuation under the federal COBRA program of such medical/dental insurance as Employee may then receive through the balance of the 30 day notice period.

(c) Employee may terminate employment by delivering notice of resignation no later than thirty (30) days prior to the intended date of termination of employment (“Resignation Date”); provided, however, that the Corporation may at any time and for any reason, or no reason, accelerate the Resignation Date to any date prior thereto up to and including the date Employee delivers such notice of resignation, which such acceleration shall not, in any event, be deemed a termination by Corporation of Employee’s employment. Unless the employment is terminated pursuant to Section (5), the Corporation shall, if it terminates the employment prior to the Resignation Date, continue to pay Employee his customary Base Salary (as defined in Section (4)) and will reimburse Employee for the premiums (if any) he pays for continuation of life insurance should he elect to exercise the conversion feature (if any) of the Corporation’s group life policy then in effect and for the premiums ( if any ) for the continuation under the federal COBRA program of such medical/dental insurance as Employee may then receive, through the balance of the 30 day notice period.

(2) Capacity: Employee is being paid to perform such duties and exercise such powers, authorities and discretions in relation to the Corporation as are customary and incidental to Employee’s position and such other services that are delegated or assigned to him by the CEO & President of the Corporation or his designee, including any authorized manager or supervisor of the Employee. It shall be a condition to Employee’s employment hereunder that Employee execute and deliver to the Corporation that Confidential Information Agreement of MKS Instruments, Inc. (“Confidential Information Agreement”) attached hereto as Attachment 1, and by execution of this Employment Agreement, Employee (i) acknowledges receipt of the Confidential Information Agreement and (ii) agrees to be bound by all of the terms of the Confidential Information Agreement.

(3) Extent of Services: During the term of employment of the Employee under this Employment Agreement, the Employee shall devote his full time to, and use his best efforts in the furtherance of, the business of the Corporation and shall not perform similar duties in any other capacity for any other person or engage in any other business activity which interferes in any way with the Employee performance of his duties to the Corporation, whether or not such business activity is pursued for gain or any other pecuniary advantage, without the prior written consent of the Corporation. Employee agrees and understands that Employee owes the Corporation fidelity and loyalty during his term of employment with the Corporation.

(4) Compensation: In consideration of the services to be rendered by the Employee under this Employment Agreement, the Corporation agrees to pay, and the Employee agrees to accept, the following compensation:

(a) Base Salary: A base salary at the rate of three hundred twenty five thousand dollars and zero cents ($325,000.00) per year for the term of employment of the Employee under this Employment Agreement. The base salary shall be payable in equal biweekly installments subject to usual withholding requirements. This salary will be reviewed regularly according to the practices of the Corporation and will be subject to any changes in pay policies implemented by the Corporation from time to time. As an exempt employee, the Employee shall not be entitled to receive any overtime pay from the Corporation.

(b) MKS Instruments, Inc. Profit Sharing and 401-K Plan: The Employee shall be eligible to become a participant under the profit sharing plan of the Corporation on fulfilling the conditions set forth in the MKS Instruments, Inc. Profit Sharing and 401-K Plan, subject to any changes thereto that may be implemented from time to time.

(c) Vacation: The Employee shall be entitled to an annual vacation leave of 18 days at full pay during each year of this Employment Agreement, subject to the

Employee arranging such vacation so as not to affect adversely the ability of the Corporation to transact its business. Such vacation leave shall accrue and be administered according to the policies and practices of the Corporation.

(d) Life Insurance: The Corporation shall provide and pay such premiums for such term life insurance for the Employee during the term of employment of the Employee under this Employment Agreement as may be applicable to the Employee, subject to any changes in the term life insurance policies that may be implemented by the Corporation from time to time.

(e) Medical/Dental Insurance: The Corporation shall provide and pay such premiums for such group medical/dental insurance for the Employee during the term of employment of the Employee under this Employment Agreement as may be applicable to the Employee, subject to any changes in the medical/dental insurance policies that may be implemented by the Corporation from time to time.

(f) Other Benefits: The Corporation shall provide other benefits for the employee under the Plans of the Corporation applicable to the Employee during the term of employment of the Employee under this Employment Agreement.

(5) Termination: The employment of the Employee under this Employment Agreement shall terminate:

(a) On the expiration of the period of employment as provided in Section (1).

(b) Upon the death of the Employee, or the disability of the Employee as defined in Section (6) (e) below.

(c) Upon Corporation’s delivery of notice of the existence of Cause. “Cause” shall mean: (i) Employee’s refusal to follow directions from the CEO & President of the Corporation or his designee that are not inconsistent with Employee’s position, (ii) Employee’s failure to perform his duties other than as a result of Disability or death, (iii) Employee’s disregard of or failure to comply with the Corporation’s directives, policies or procedures other than as a result of Disability or death, (iv) Employee’s engaging in negligent, reckless or intentional conduct injurious to the Corporation, any of its subsidiaries or affiliates or any of its directors or officers, (v) Employee’s conviction of a felony or a serious misdemeanor or plea of other than “not guilty” to any felony or serious misdemeanor charge, (vi) Employee’s engaging in conduct that is injurious to the Corporation’s name or reputation or (vii) Employee’s breach of this Employment Agreement or the Confidential Information Agreement.

(6) Payment Upon Termination:

(a) If the employment of the Employee is terminated by the Corporation other than pursuant to Section 5 (c) the Corporation shall continue to pay Employee the Base Salary in effect immediately prior to the time of such termination (but without any bonus, commission or other similar amounts except as may have been earned and due prior to such termination) for six (6) months after the last full day employee works under this Agreement at its normal payroll payment dates.

(b) If the employment of the Employee is terminated by death, the Corporation shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee at the end of the month in which his death occurs and other unpaid amounts to which Employee would have been at that time entitled as an Employee under any applicable compensation or benefit plan or program.

(c) In the event the employment of the Employee is terminated by the Corporation for Cause pursuant to Section (5) (c) hereof, the Corporation shall have no obligation to pay the Employee any amounts, except for Base Salary through the last full day of actual work for the Corporation.

(d) In the event the Employee voluntarily resigns, the Corporation shall have no obligation to pay the Employee any amounts, except for Base Salary through the last full day of actual work for the Corporation, or, if applicable, amounts payable in accordance with Section (1.c), and other unpaid amounts to which Employee is at that time entitled under any applicable compensation or benefit plan or program.

(e) If Employee is incapacitated by a physical or mental condition, illness, or injury that prevents Employee from being able to perform his duties under this Employment Agreement in a satisfactory manner for substantially all of a twelve (12) consecutive week period (or such longer period as may be required by law or that the CEO & President of the Corporation or his designee may, in his discretion, determine) with any reasonable accommodation that may be required by law, then Employee shall be deemed to be unable to perform his job (any such physical or mental condition, illness, or injury, a “Disability”). In such event, the Corporation may terminate Employee’s employment, in which case Employee shall receive (i) any accrued but unpaid Base Salary and other unpaid amounts to which Employee is at that time entitled under any applicable compensation or benefit plan or program and (ii) all applicable disability benefits consistent with any applicable benefits program. The Corporation shall have no further obligations to Employee. Nothing in this paragraph is intended to or shall operate to excuse the Corporation from any legal obligations it may have under applicable laws.

(f) The Corporation shall deduct from the amounts payable to Employee pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state and local withholding amounts in accordance all applicable laws and regulations and deductions authorized by Employee. Employee shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement

(7) Noncompetition Agreement: Employee shall not, without the written consent of the Corporation, during the term of employment with the Corporation and for the period of one year thereafter (the “Non-Compete Period”), engage in or otherwise carry on, directly or indirectly anywhere in the world (either as principal, agent, employee, employer, investor, shareholder (except for holdings of no greater than 1% of the total outstanding shares in a publicly-traded company), consultant, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any business or activity competitive with the Corporation but solely to the extent such business or activity is related to, similar to or competitive with the activities of the business unit(s), division(s), laborator(y)(ies), facilit(y)(ies) and other operational unit(s) in or for which Employee performed work for the Corporation or about which Employee acquired Proprietary Information (as defined in the Confidential Information Agreement). The Non-Compete Period shall be extended for any period during which Employee is in breach of this Agreement or the Confidential Information Agreement.

(8) Notice: Any and all notices under this Employment Agreement shall be in writing and, if to the Corporation, shall be duly given if sent to the Corporation by registered or certified mail, postage prepaid, return receipt requested, at the address of the Corporation set forth under its name below or at such other address as the Corporation may hereafter designate to the Employee in writing for the purpose, and if to the Employee, shall be duly given if delivered to the Employee by hand or if sent to the Employee by registered or certified mail, postage prepaid, return receipt requested, at the address of the Employee set forth under his name below or at such other address as the Employee may hereafter designate to the Corporation in writing for the purpose.

(9) Assignment: The rights and obligations of the Corporation under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation. The rights and obligations of the Employee under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the heirs, executors and legal representatives of the Employee.

(10) Entire Agreement and Severability:

(a) This Employment Agreement and the Confidential Information Agreement supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Corporation and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Employment Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or any one acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Employment Agreement shall be valid and binding. Any modification of this Employment Agreement will be effective only if it is in writing signed by both parties to this Employment Agreement.

(b) If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

(c) All pronouns used herein shall include the masculine, feminine, and neuter gender as the context requires.

(11) Miscellaneous: This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules, and jurisdiction over any action to enforce this Agreement, or any dispute arising from or relating to this Agreement shall subsist solely in the state and/or federal courts located within the Commonwealth of Massachusetts. The parties hereto further agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Employee’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Employee in any such court. This Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, in the Commonwealth of Massachusetts, this Employment Agreement as a sealed instrument, all as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ Leo Berlinghieri
Leo Berlinghieri
CEO & President
2 Tech Drive
Andover, MA 01810

	/s/ Seth H. Bagshaw	Legal Signature
Seth H. Bagshaw
5 Bayns Hill Road
Boxford, MA 01921